REVOLVING PROMISSORY NOTE

$10,000,000.00March 12, 2020

FOR VALUE RECEIVED, Summer Energy, LLC, a Texas limited liability company, at 5487 San Filipe Street, #3700, Houston, Texas 77057 (“Borrower”), hereby promises to pay to the order of Digital Lending Services US Corp., a Delaware corporation at 885 3rd Avenue, Suite 2610, New York, New York 10022 (“Lender”), the principal sum of the lesser of (i) Ten Million and no/100 Dollars ($10,000,000.00) and (ii) the aggregate unpaid principal amount of Advances advanced by Lender to Borrower, together with interest on the unpaid principal balance at the Note Rate in accordance with the terms and conditions set forth herein and the Loan Agreement (as hereinafter defined).  Borrower agrees to draw down no less than Seven Million Dollars ($7,000,000) in Advances.  This Note has been delivered by Borrower pursuant to that certain Loan Agreement of even date herewith by and among Borrower, Lender, and the other parties thereto, as the same may be amended, restated, or modified from time to time (the “Loan Agreement”) and represents the Revolving Note thereunder.  The holder of this Note is entitled to the benefits of the Loan Agreement and may enforce the agreements of Borrower herein and therein and exercise the remedies provided for hereby and thereby or otherwise in respect of this Note. All capitalized but otherwise undefined terms used in this Note shall have the meaning ascribed to such terms in the Loan Agreement.

1.Interest. Interest shall be computed on the actual number of days elapsed in a three hundred sixty (360) day year.

2.Payments.  Borrower shall pay monthly installments of accrued interest only, with the first such payment due on April 10, 2020, and continuing thereafter on the same day of each successive month until the Maturity Date.

3.The maturity of this Note is March 11, 2023 (the “Maturity Date”), at which time all principal then outstanding and accrued interest will be due.  The outstanding principal balance of this Note may be prepaid at any time at the option of Borrower, in whole or in part; provided, in connection with such prepayment, Borrower shall pay to Lender an amount equal to the interest that would otherwise accrue to the lesser of (i) amount being prepaid, or (ii) Seven Million Dollars ($7,000,000), at the Note Rate over a period of twenty-four (24) months, less the amount of any interest paid on the prepaid amount as of the date of such prepayment.  No partial prepayment shall postpone the due date of any monthly payments or reduce the amount of any monthly payment, unless the Lender agrees otherwise, in advance, in writing.

4.Security.  This Note is secured by that certain: (i) Guaranty of even date herewith given by Summer Energy Holdings, Inc., a Nevada corporation (“Guarantor”) in favor of Lender; (ii) Security Agreement, dated of even date herewith given by Borrower to Lender; and (iii) the Unit Purchase Warrant of even date herewith executed by Guarantor in favor of Lender (collectively, with the Loan Agreement, the “Loan Documents”).

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5.Revolving Line of Credit.  Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings (without a prepayment penalty), and reborrow, subject to all of the limitations, terms and conditions of this Note and the Loan Agreement, provided that amounts advanced by Lender shall not exceed the limits on Advances set forth in the Loan Agreement.  The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which principal balance may be endorsed hereon from time to time by the holder.

6.Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:

a.If any scheduled installment of principal or interest, including but not limited to any balloon payment, is not paid when due, provided, however, that Borrower shall have five (5) Business Days within which to cure such default.

b.The voluntary or involuntary commencement of any bankruptcy or insolvency action or proceeding by or against Borrower under federal or state law; the voluntary or involuntary application for or consent to the appointment of a receiver, trustee, liquidator or custodian for Borrower or a substantial part of Borrower’s property; the inability of Borrower, or the admission, in writing of Borrower, of Borrower’s inability to pay its debts generally as they mature.

c.The failure of Borrower to comply with any provision of the Loan Documents or any other Event of Default under any Loan Document.

7.Rights of Lender upon Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may:

a.Declare, without further notice, the principal balance and all accrued interest thereon immediately due and payable without presentment, demand, protest or any other notice of any kind. The failure to exercise such right or option at any time shall not constitute a waiver of the same at any subsequent time.

b.Exercise any other right, power or remedy granted to Lender by this Note, the Loan Documents or pursuant to applicable law.

c.Borrower shall also pay any and all reasonable costs, attorneys’ fees and any and all other costs and expenses incurred in the preparation, execution, collection, protection, defense, preservation, or enforcement of this Note or any endorsement of this Note or in any litigation arising out of the transactions of which this Note or any endorsement of this Note is a part, or any other documents, including but not limited to this Note and the

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Loan Documents referenced herein.

8.Waiver. Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note except as otherwise provided in the Loan Agreement.

9.Amendment. Any term of this Note may be amended or waived only with the written consent of both Borrower and Lender.

10.Successor and Assigns. The terms and conditions of this Note shall inure to the benefit and be binding on the respective successors and assigns of the parties.

11.Governing Law.  ALL ISSUES CONCERNING THE ENFORCEABILITY, VALIDITY AND BINDING EFFECT OF THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT APPLICATION OF CONFLICT OF LAW PRINCIPLES (OTHER SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

13.Usury.  All agreements herein are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Lender for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws.  If from any circumstances whatsoever fulfillment of any provision hereof at the time performance of such provisions shall be due shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then the obligation to be fulfilled shall be reduced to the limit of such validity and if from any circumstance the Lender shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

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IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note the day and year first above written.

SUMMER ENERGY, LLC,

a Texas limited liability company

By: /s/ Neil Leibman

Print Name:  Neil Leibman

Its: Manager

Signature Page to Revolving Promissory Note

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